UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2024

HCI GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	01-34126	20-5961396
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3802 Coconut Palm Drive Tampa, Florida 33619
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(813) 405-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On January 22, 2024, the Company issued a press release announcing the undertaking of several strategic steps designed to increase operational and capital flexibility and to better position the Company for future growth opportunities. These steps include the modification of the Company’s relationship with Centerbridge Partners L.P., including extending a stock purchase warrant held by Centerbridge and redeeming all outstanding preferred shares of TypTap Insurance Group held by Centerbridge.

As part of the transaction, Centerbridge and the Company have agreed to extend the expiration date of the warrant currently held by Centerbridge to purchase up to 750,000 shares of HCI common stock. The amended and restated warrant extends the expiration as to 450,000 underlying warrant shares in 150,000-share increments during the period from December 31, 2026 through December 31, 2028, and the expiration of the remaining 300,000 underlying warrant shares will remain the same as the originally scheduled expiration date of February 26, 2025. The Company will recognize a one-time non-cash deemed dividend related to the warrant extension in the first quarter of 2024. The Company and Centerbridge also entered into a registration rights agreement to grant resale registration rights to Centerbridge with respect to Centerbridge’s warrant and the shares of HCI common stock issuable pursuant to the warrant.

TypTap has also redeemed all of the TypTap Series A Preferred Stock held by Centerbridge -- more than one year before Centerbridge’s optional February 26, 2025 redemption date. The redemption totaled approximately $100 million plus accrued and unpaid dividends of approximately $2.9 million. The redemption results in the elimination of any future dividends that would have otherwise accrued on the preferred shares, including dividends at the increased dividend rate of 9.5% that would have commenced in February 2024. The redemption is being funded with cash on hand, as well as approximately $50 million from HCI’s existing credit facility with Fifth Third Bank.

The Company also announced that it has filed a shelf registration statement on Form S-3 (the “Shelf Registration”). The Shelf Registration, which automatically became effective immediately on filing, replaces the Company’s old universal shelf registration statement filed in September 2023 and permits the Company to offer and sell its common stock, preferred stock, debt securities, warrants, and stock purchase contracts and units, from time to time, subject to market conditions and our capital needs. The Shelf Registration will also enable Centerbridge to sell all or a portion of the above-described amended and restated warrant or the shares issuable pursuant to the warrant.

As a part of the Shelf Registration, the Company also announced the implementation of an “at-the-market” facility (the “ATM facility”) under which we would have the ability to raise up to $75 million through the issuance of new shares of common stock into the market if it were to so choose.

While the Company has no immediate plans to issue shares pursuant to the ATM facility or the Shelf Registration, which are intended to provide financial flexibility going forward, the use of proceeds of any such securities offered by the company will be described in detail in a prospectus supplement at the time of any such offering and which for the ATM facility are for working capital and other general corporate purposes, to the extent such shares are offered. Prospective investors, if we are to sell under the ATM facility, should read the company’s filings related to such offering and copies of the prospectus supplement and related prospectus may be obtained from Truist Securities, Inc., Attention: Prospectus Department, 303 Peachtree Street, Atlanta, GA 30308, telephone: 800-685-4786, or e-mail: TSIdocs@Truist.com. You may also obtain these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.

The press release is filed as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated herein by reference.

This report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offering may be made only by means of the prospectus included in the registration statement and one or more related prospectus supplements that may be used with respect to such offering.

Our corresponding press release appears as Exhibit 99.1 to this form 8-K.

Item 9.01. Exhibits.

Exhibit 99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCI GROUP, INC.

Date: January 26, 2024	By:	/s/ Andrew L. Graham
	Name:	Andrew L. Graham
	Title:	General Counsel